Exhibit 99.1

     MARK R. LARET ELECTED TO BOARD OF DIRECTORS FOR VARIAN MEDICAL SYSTEMS

     PALO ALTO, Calif., Feb. 20 /PRNewswire-FirstCall/ -- Varian Medical Systems, Inc. (NYSE: VAR) today announced that Mark R. Laret, CEO of UCSF Medical Center, has been elected to its Board of Directors, replacing Samuel Hellman, MD who has retired after 15 years of service on the board.

     "We are grateful for the many years of capable service that Sam Hellman has given to Varian Medical Systems and we are equally pleased to have found an able replacement in Mark Laret," said Richard M. Levy, board chairman for Varian Medical Systems. "Mark's election ensures that we will continue to have superb leadership and expertise from the medical industry on our board."

     Laret, 53, is a 27-year veteran of health care management. He has been at the helm of the UCSF Medical Center since 2000 when he began a turnaround that resulted in positive cash flows for reinvestment in the operations of the world-renowned research and training facility. He was CEO of the UC Irvine Medical Center from 1995 to 2000 and served the UCLA Medical Center from 1980 to 1995 in various marketing, business development, and management positions including CEO of the 900-physician UCLA Medical Group. He is active in national initiatives to improve the quality, safety, and financing of medical care through leadership positions with the Council of Teaching Hospitals of the Association of American Medical Colleges, the Accreditation Council for Graduate Medical Education, and the University Healthsystem Consortium.

     Laret earned a masters degree in political science at the University of Southern California in 1979 and a bachelor's degree in political science at the University of California at Los Angeles in 1976.

     Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ay imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 3,900 people who are located at manufacturing sites in North America and Europe and in its 56 sales and support offices around the world. For more information, visit http://www.varian.com/ .

     FOR INFORMATION CONTACT:
     Varian Medical Systems
     Spencer Sias 650-424-5782

SOURCE  Varian Medical Systems, Inc.
     -0-                             02/20/2007
     /CONTACT: Spencer Sias of Varian Medical Systems, +1-650-424-5782/ /Web site: http://www.varian.com /